CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - APRIL 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,221,208.960 units) at March 31, 2008         $ 3,285,287,051
Additions of 1,611.348 units on April 30, 2008                        4,218,362
Redemptions of (50,356.574) units on April 30, 2008                (131,828,962)
Offering Costs                                                         (414,002)
Net Income (Loss) - April 2008                                      (87,863,129)
                                                                ---------------

Net Asset Value (1,172,463.734 units) at April 30, 2008         $ 3,069,399,320
                                                                ===============

Net Asset Value per Unit at April 30, 2008                      $      2,617.91
                                                                ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                    $   (67,383,295)
    Change in unrealized                                            (44,381,029)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                          1,008,197
    Change in unrealized                                             37,164,130
  Interest income                                                     4,852,824
                                                                ---------------

                                                                    (68,739,173)
                                                                ---------------

Expenses:
  Brokerage fee                                                      18,990,789
  Performance fee                                                             0
  Operating expenses                                                    133,167
                                                                ---------------

                                                                     19,123,956
                                                                ---------------

Net Income (Loss) - April 2008                                  $   (87,863,129)
                                                                ===============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on April 30, 2008                      $     2,617.91

Net Asset Value per Unit on March 31, 2008                      $     2,690.19

Unit Value Monthly Gain (Loss) %                                         (2.69)%

Fund 2008 calendar YTD Gain (Loss) %                                     (1.97)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Executive Officer
                                       Campbell & Company, Inc.
                                       General Partner
                                       Campbell Strategic Allocation Fund, L.P.

                                       Prepared without audit

Dear Investor,

Currency gains dampen losses in equities and bonds...

Trading in the foreign exchange sector produced gains this month, primarily as a result of the US Dollar rally against key funding currencies, despite a generally weak global economy. Minimal gains were recorded in the commodities sector as Campbell's technical models took advantage of escalating prices as access to petroleum supply continues to tighten.

Losses were recorded in both the interest rates sector and in equity indices trading as prior trends reversed their course. US treasury prices declined in a technical break as curve flattening continued. Global equity prices reversed their downward trend amid the optimistic belief that the worst news had passed.

Recent enhancements have allowed our models to operate: (1) with greater sensitivity to short-term market correlations; and (2) with greater overall agility to consider risk factor correlations. Uncertain economic times, such as these call for cool heads and a disciplined approach to investing. As such, we are optimistic that our robust research infrastructure should result in improved performance, particularly in response to changing market dynamics.

Thank you for your continued partnership and please do not hesitate to contact me with further questions.
Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.